Exhibit 23.1

Consent of Independent Certified Public Accountants

We consent to the use of our reports dated March 7, 2003 with respect to the consolidated financial statements and schedules of TSI Telecommunication Holdings, LLC included in its Annual Report on Form 10-K for the year ended December 31, 2002 in the Supplement to the Prospectus for the Registration Statement (Form S-1 No. 333-99293) dated April 4, 2003 filed pursuant to Rule 424(b)(3) of TSI Telecommunication Holdings, LLC, TSI Telecommunication Holdings, Inc., TSI Telecommunication Services Inc., TSI Telecommunication Network Services Inc. and TSI Finance Inc.

Ernst & Young LLP

Tampa, Florida

August 25, 2003